Exhibit 10.3

THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, SUBJECT TO THE TERMS AND CONDITIONS HEREOF, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

PAYMENT OF THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN (A) THE SUBORDINATION AGREEMENT DATED AS OF MARCH 17, 2008 AMONG MAKER, SILICON VALLEY BANK, LENDER AND THE OTHER PARTIES THERETO AND (B) THE SUBORDINATION AGREEMENT DATED AS OF MARCH 17, 2008 AMONG MAKER, NEIPF, L.P., COLUMBIA PARTNERS, L.L.C. INVESTMENT MANAGEMENT, LENDER AND THE OTHER PARTIES THERETO, IN EACH CASE TO THE PRIOR PAYMENT IN FULL OF ALL “SENIOR DEBT” DESCRIBED IN SUCH SUBORDINATION AGREEMENTS, AND EACH HOLDER OF THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENTS.

VERTICAL COMMUNICATIONS, INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

[PRINCIPAL AMOUNT]	March 17, 2008

FOR VALUE RECEIVED, Vertical Communications, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to [INVESTOR] or his/her/its assigns (the “Lender”), on demand made on or after the 12 month anniversary of the date hereof (subject to Sections 2, 5 and 6 herein) (the “Maturity Date”), the aggregate principal sum of $[PRINCIPAL AMOUNT] or such part thereof as from time to time remains outstanding, whichever is less, together with interest on the balance of principal remaining unpaid from time to time accruing on and from the date hereof at an annual rate equal to 15% (this “Note”). Interest shall be calculated based on a 360-day year of twelve 30-day months, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law.

This Note is one of a series of subordinated convertible promissory notes of similar tenor (collectively, the “Notes”) issued or to be issued by the Maker from and after the date hereof pursuant to that certain Securities Purchase Agreement dated as of MARCH 17, 2008, by and among the Maker and the investors listed on Exhibit A thereto (as originally executed and as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms, the “Securities Purchase Agreement”). Any payments made by the Maker on any Notes will be made simultaneously on all Notes in an amount prorated among the Notes in proportion to the original principal amount of each Note.

1. Payment. All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the holder hereof may from time to time designate in writing to the Maker. All payments by the Maker under this Note shall be in immediately available funds. All payments by the Maker under this Note shall be applied first to any fees and expenses due and payable hereunder, then to accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal. Furthermore, all payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by applicable law.

2. Pre-payment. This Note may not be prepaid, in whole or in part, without the prior written consent of the Lender. Any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.

3. Transfer and Exchange. The holder of this Note may, prior to maturity thereof, surrender such Note at the principal office of the Maker for transfer or exchange. Within a reasonable time after notice to the Maker from such holder of its intention to make such exchange and without expense to such holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Maker shall issue in exchange therefor another note or notes (each a of which shall be considered a “Note” for all purposes hereunder) for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each new Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Maker may elect not to permit a transfer of the Note if it has not obtained satisfactory assurance that such transfer (i) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and (ii) is in compliance with all applicable state securities laws, and in connection with such transfer, Maker may reasonably request an opinion of counsel (either from counsel to Maker or counsel to the transferor), which opinion shall be reasonably satisfactory to the Maker.

4. New Note. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of the Note, the Maker will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Maker in respect of any such lost, stolen, destroyed or mutilated Note.

5. Conversion of Note.

(a) Automatic Conversion Upon a Qualifying Investment. If this Note remains outstanding upon the closing of a Qualifying Investment (as hereinafter defined), then all of the outstanding principal amount under this Note and any accrued and unpaid interest thereon shall be converted automatically into shares of the Maker’s to-be-created Series F Preferred Stock, $1.00 par value per share (the “Section 5(a) Preferred Stock”), at a rate equal to one (1) share of Section 5(a) Preferred Stock issued for each $1,000 of outstanding principal and accrued but unpaid interest under this Note, with any resulting fraction of a share being rounded to the nearest whole share (with 0.5 being rounded up). The Lender acknowledges and agrees that the Section 5(a) Preferred Stock shall have the powers, designations, preferences and rights set forth on Exhibit B attached hereto. In connection with the automatic conversion of the Note contemplated by this Section 5(a), the Maker shall issue to the Lender a warrant in substantially the form attached hereto as Exhibit A (the “Warrant”) to purchase shares of the Maker’s Common Stock, $0.01 par value per share (the “Common Stock”), with an exercise price per share equal to $0.01. The Warrant shall be exercisable for such number of whole shares of Common Stock (rounded to the nearest whole share, with 0.5 being rounded up) equal to the quotient of (i) 100% of the original principal amount of this Note divided by (ii) $0.05.

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(b) Automatic Conversion if No Qualifying Investment. If a Qualifying Investment has not occurred on or before May 16, 2008 (the “Outside Date”), then all of the outstanding principal amount under this Note and any accrued and unpaid interest thereon shall be converted automatically into shares of the Maker’s to-be-created Series F Preferred Stock, $1.00 par value per share (the “Section 5(b) Preferred Stock”), at a rate equal to one (1) share of Section 5(b) Preferred Stock issued for each $1,000 of outstanding principal and accrued but unpaid interest under this Note, with any resulting fraction of a share being rounded to the nearest whole share (with 0.5 being rounded up). The Lender acknowledges and agrees that the Section 5(b) Preferred Stock shall have the powers, designations, preferences and rights set forth on Exhibit C attached hereto.

(c) Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

(i) “Conversion Event” shall mean the conversion of the Note pursuant to either Section 5(a) or Section 5(b).

(i) “Conversion Securities” shall mean either shares of Section 5(a) Preferred Stock (if the Note is being converted pursuant to Section 5(a) above) or Section 5(b) Preferred Stock (if the Note is being converted pursuant to Section 5(b) above).

(iii) “Qualifying Investment” shall mean an investment by LG-Nortel Co., Ltd. (“LG-Nortel”) in the Maker which (x) is consummated on or before the Outside Date, and (y) is pursuant to the terms and conditions of the Securities Purchase Agreement (and LG-Nortel becomes a party thereto) and (z) LG-Nortel acquires at least $1,000,000 in principal amount of the Notes.

(d) Conversion Procedures. In connection with a Conversion Event, the following procedures shall apply:

(i) The Maker shall give notice (in accordance with Section 11 hereof) of such Conversion Event to the Lender as soon as is practicable prior to the occurrence of such Conversion Event (the “Conversion Notice”). The Conversion Notice shall specify the date of such event and the nature and amount of the securities which may be issued upon such conversion.

(ii) Within three (3) business days of receiving the Conversion Notice, the holder of the Note shall surrender the Note at the office of the Maker for the applicable amount of the Conversion Securities. Thereupon, within two (2) business days after the effective date of the Conversion Event, there shall be issued and delivered to such holder one or more certificates representing the Conversion Securities and, if applicable, a Warrant (if the Note is converted pursuant to Section 5(a) above). The Maker shall not be obligated to issue the Conversion Securities issuable upon such conversion unless the Note being converted is either delivered to the Maker or any such transfer agent or the holder notifies the Maker or any such transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Maker to indemnify the Maker from any loss incurred by it in connection therewith.

(e) Further Assurances. In connection with the conversion of the Note in connection with a Conversion Event, the Maker shall take all necessary steps to cause the creation and issuance of the Conversion Securities including, without limitation, (1) obtaining all approvals and authorizations of the Maker’s Board of Directors and stockholders to create and issue the such Conversion Securities; (2)

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amending the Maker’s certificate of incorporation by filing with the Secretary of State of the State of Delaware a certificate of designations similar in form and substance as the certificate of designations described in clause (i) on Exhibit B (in the case of a Conversion Event pursuant to Section 5(a)) or clause (i) on Exhibit C (in the case of a Conversion Event pursuant to Section 5(b)), as the case may be, and any such certificate of designations for such Conversion Securities shall be in form and substance reasonably satisfactory to the holder or holders of at least a majority of the aggregate principal amount outstanding under the Notes; and (3) taking any other actions and/or executing such other documents, agreements or instruments as may be reasonably requested by the holder or holders of at least a majority of the aggregate principal amount outstanding under the Notes.

(f) Cancellation of Note. Upon the automatic conversion of the entire principal amount of the Note and any accrued and unpaid interest thereon pursuant to this Section 5, the Note shall be canceled.

6. Default; Effects.

(a) Definition. Any of the following shall constitute an event of default (an “Event of Default”) under this Note:

(i) the dissolution or termination of business of Maker or any of its subsidiaries;

(ii) the Maker fails to pay any of the principal, interest or any other amounts payable under this Note when due and payable;

(iii) the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(iv) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing; or

(v) the occurrence of a breach or default under any agreement, instrument or document to which the Maker is a party or by which it is bound, involving any obligation for borrowed money of more than $100,000 in the aggregate.

(b) Effects. Upon the occurrence of an Event of Default or at any time thereafter, (i) any part or all of the then outstanding principal balance of this Note and interest due to the holder hereunder shall become immediately due and payable without notice or demand only upon the consent of the holder or holders of at least a majority of the aggregate principal amount outstanding under the Notes; and (ii) the Lender shall have all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the Commonwealth of Massachusetts.

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7. Subordination. This Note is subject to the provisions of (a) a Subordination Agreement, dated as of the date hereof among the Investors (as defined in the Securities Purchase Agreement), the Maker and Silicon Valley Bank; and (b) a Subordination Agreement, dated as of the date hereof among the Investors, the Maker and NEIPF, L.P.

8. Governing Law. This Note shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

9. Collection Expenses. The Maker further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

10. Amendment and Waiver; Effects. No waiver of any obligation of the Maker under this Note shall be effective unless it is in a writing signed by the holder or holders of at least 35% of the aggregate principal amount outstanding under the Notes, which waiver shall be binding on and effective against all of the Notes. No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Lender. A waiver by the holder of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. This Note may be amended only by a written instrument signed by (i) the Maker and (ii) the holder or holders of a majority of the aggregate principal amount outstanding under the Notes, which amendment shall be binding on and effective against all of the Notes.

11. Notices. Any notice required or permitted under this Note shall be in writing (including facsimile communications and electronic mail) and shall be deemed to have been given (i) on the date of delivery, if personally delivered to the party to whom notice is to be given, (ii) the third day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid or (iii) on the date of delivery, if delivered via confirmed facsimile or electronic mail and, in each case, addressed to the addressee at the address of the addressee as provided in the Securities Purchase Agreement, or to the most recent address, specified by written notice, given to the sender pursuant to this Section 11.

12. Miscellaneous. The Maker and every endorser and guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

13. Forum; Waiver of Jury Trial. MAKER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN THE CITY OF BOSTON, MASSACHUSETTS. MAKER CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAYING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO MAKER AT ITS ADDRESS FOR NOTICES AS PROVIDED HEREIN. IN ANY ACTION, SUIT OR PROCEEDING. IN RESPECT OF OR ARISING OUT OF THIS NOTE, MAKER WAIVES TRIAL BY JURY AND ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officers as of the date first above written.

VERTICAL COMMUNICATIONS, INC.

By:	/s/ KEN CLINEBELL
Name:	Ken Clinebell
Title:	CFO

Signature Page to Subordinated Convertible Promissory Note

Exhibit A

Form of Warrant

Exhibit B

Summary of Terms of Section 5(a) Preferred Stock

(i) except as otherwise set forth in this Exhibit B, the powers, designations, preferences and rights of the Section 5(a) Preferred Stock shall be substantially similar to those of the Maker’s Series E Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), set forth in that certain Certificate of Powers, Designations, Preferences and Rights of the Series E Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 30, 2006 (the “Certificate of Designations”);

(ii) the Section 5(a) Preferred Stock shall be pari passu with the Series E Preferred Stock with respect to the payment of dividends, redemption, rights upon liquidation, dissolution or winding up of the affairs of the Maker and any sale of the Maker including, without limitation, a sale of all or substantially all of its assets, merger, stock purchase, self-tender, reorganization or another business transaction including, without limitation, any Deemed Liquidation Event (as defined in the Maker’s certificate of incorporation); and

(iii) the original issue price of the Section 5(a) Preferred Stock shall be $1,000 per share and the initial conversion price of the Section 5(a) Preferred Stock shall be $0.05 (subject to further adjustment for future dilutive issuances), such that one (1) share of Section 5(a) Preferred Stock shall initially convert into approximately 20,000 shares of Common Stock (subject to further adjustment for future dilutive issuances).

Exhibit C

Summary of Terms of Section 5(b) Preferred Stock

(i) except as otherwise set forth in this Exhibit C, the powers, designations, preferences and rights of the Section 5(b) Preferred Stock shall be substantially similar to those set forth in the Certificate of Designations;

(ii) the Section 5(b) Preferred Stock shall rank senior to all other classes or series of capital stock of the Maker with respect to the payment of dividends, redemption, rights upon liquidation, dissolution or winding up of the affairs of the Maker and any sale of the Maker including, without limitation, a sale of all or substantially all of its assets, merger, stock purchase, self-tender, reorganization or another business transaction including, without limitation, any Deemed Liquidation Event (as defined in the Maker’s certificate of incorporation) (collectively, the “Rights and Preferences”);

(iii) the Section 5(b) Preferred Stock shall accrue a cash dividend at the rate per annum of $120.00 per share, which such dividend shall be cumulative, compound annually and shall be payable (or deemed payable) on the triggering events applicable to the dividend on the Series E Preferred Stock set forth in the Certificate of Designations (but, for the avoidance of doubt, such dividend shall be paid in full before any dividend is paid on any other shares of the Maker’s capital stock, except for any dividend paid in capital stock or securities of the Company that rank junior to the Section 5(b) Preferred Stock with respect to the Rights and Preferences) (the dividend described in this clause (iii) is referred to as the “Section 5(b) Series F Accruing Dividends”). The Section 5(b) Preferred Stock shall have no prohibitions on any distributions paid or the issuance of any Common Stock upon conversion or exercise of any shares of preferred stock, warrants to purchase common stock or options to purchase common stock issued and outstanding prior to the issuance of the Section 5(b) Preferred Stock;

(iv) in connection with any (A) redemption of shares of Section 5(b) Preferred Stock and (B) liquidation, dissolution or winding up of the affairs of the Maker and any sale of the Maker including, without limitation, by sale of all or substantially all of its assets, merger, stock purchase, self-tender, reorganization or another business transaction including, without limitation, any Deemed Liquidation Event, the holders of Section 5(b) Preferred Stock shall be entitled to receive, in preference to all other holders of capital stock of the Maker, an amount equal to three (3) times the Section 5(b) Purchase Price (as defined below) per share plus all declared and unpaid dividends and all Section 5(b) Series F Accruing Dividends;

(v) after payment in full of all payments required to be made under the Maker’s certificate of incorporation with respect to shares of the Maker’s preferred stock (including, without limitation, the amounts described in clause (iv) above), the Section 5(b) Preferred Stock shall be “participating preferred stock” and shall participate with the holders of the Common Stock (on an as-converted to Common Stock basis) in connection with any distributions on account of any liquidation, dissolution or winding up of the affairs of the Maker and any sale of the Maker including, without limitation, by sale of all or substantially all of its assets, merger, stock purchase, self-tender, reorganization or another business transaction including, without limitation, any Deemed Liquidation Event; and

(vi) the original issue price of the Section 5(b) Preferred Stock shall be $1,000 per share (the “Section 5(b) Purchase Price”) and the initial conversion price of the Section 5(b) Preferred Stock shall be $0.05 (subject to further adjustment for future dilutive issuances), such that one (1) share of Section 5(b) Preferred Stock shall initially convert into approximately 20,000 shares of Common Stock (subject to further adjustment for future dilutive issuances).

Schedule of Investors

Name of Investor	Principal Amount
M/C Venture Partners V, L.P.	$2,359,672.50
M/C Venture Investors, LLC	$96,370.00
Chestnut Venture Partners, L.P.	$43,957.50
Pathfinder Ventures IV, L.L.C.	$1,500,000.00
William Y. Tauscher	$1,000,000.00